Exhibit 99.1

Woodbridge Holdings Corporation Reports Financial Results
For the Second Quarter, 2008
-Announces plans for reverse stock split-
     FORT LAUDERDALE, FL — August 12, 2008 — Woodbridge Holdings Corporation (NYSE: WDG) (“Woodbridge” or “the Company”) today announced financial results for the period ended June 30, 2008. Net loss for the second quarter of 2008 was ($8.9) million, or ($0.09) per diluted share, compared with a net loss of ($58.1) million, or ($2.87) per diluted share, in the second quarter of 2007. Year-to-date, Woodbridge reported a net loss of ($19.4) million, or ($0.20) per diluted share, compared to a net loss of ($57.1) million, or ($2.82) per diluted share, for the comparable six month period ended June 30, 2007. Included in the net loss for 2007 is the results of Levitt and Sons, which have been deconsolidated from the financial statements of Woodbridge Holdings Corporation for the three and six month periods ended June 30, 2008.
     Woodbridge Holdings’ Chairman and Chief Executive Officer, Alan B. Levan, commented, “We continue to make progress on the transition to a new strategic direction which we anticipate will allow Woodbridge to utilize its cash, assets and expertise to capitalize on opportunities inside and outside the real estate industry.
     “In line with this new strategic direction, Woodbridge’s Board of Directors recently approved a 1-for-5 reverse split of Woodbridge’s Common Stock. We believe that a reverse stock split is in the best interest of our current shareholders because we expect it will allow our stock to be more attractive to a broader range of institutional and other investors, and will assist us in maintaining compliance with the NYSE’s price criteria for continued listing. The reverse stock split will not have any impact on a shareholder’s proportionate equity interest or voting rights in the Company.
     The following is an update on our current operations:

Core Communities
     “Core Communities (“Core”), our subsidiary engaged in the development of master-planned communities, is continuing its development of its master-planned community, “Tradition, Florida”, in Port St. Lucie, Florida and its master-planned community, “Tradition Hilton Head” near Hardeeville, South Carolina. For the second quarter of 2008, Core reported a net loss before discontinued operations of ($3.5) million versus net loss of ($0.5) million during the comparable 2007 period. Lease revenues of our shopping centers at Tradition, Florida are not included in these numbers as these properties, as discussed below, are carried in discontinued operations.
     “Core Communities’ third party backlog at June 30, 2008 consisted of contracts for the sale of 326 acres with a sales value of $96.2 million, compared with contracts for the sale of 98 acres with a sales value of $29.0 million at June 30, 2007. Total selling, general and administrative (SG&A) expenses at Core Communities increased to $4.8 million during the second quarter of 2008 from $3.5 million for the comparable 2007 period. This increase reflects administrative expenses related to compensation and benefits, increased expenses associated with our support of the community and commercial associations in our master-planned communities, increased fees for professional services and higher property tax expense.
Tradition, Florida
     “Tradition, Florida encompasses more than 8,200 total acres, including approximately 3,900 remaining net saleable acres, a planned 4.5-mile long employment corridor along I-95, educational and health care facilities, commercial properties, residential developments and other mixed-use parcels.
     “A recent study by Money Magazine ranked St. Lucie County number six on the list of counties nationwide with the greatest job growth between 2000 and 2007. St. Lucie County experienced a 50 percent growth rate during that period. Further, according to the U.S. Census Bureau, the city of Port St. Lucie was ranked number seven among the fastest-growing cities in the nation between July 2006 and July 2007. Port St. Lucie increased its population by 70 percent between 2000 and 2007, according to a recent article in the Port St. Lucie Times.

     “In addition to the continued marketing of land parcels to users and third party developers, Core is actively marketing and soliciting bids from several potential buyers to purchase its income producing commercial assets in Florida, including the Landing at Tradition and Tradition Square. Since these shopping centers are held as ‘available for sale’, accounting rules require that the lease revenues, expenses, and the assets and liabilities related to these properties be treated as discontinued operations in our financial statements. Income from discontinued operations, which reflects the results of Landing at Tradition and Tradition Square, was $1.0 million in the second quarter of 2008 versus $108,000 in the second quarter of 2007, reflecting the operations of these commercial leasing projects.
     “During the quarter, Core Communities secured a purchase option from Tanger Outlet Centers for a 30-acre parcel just north of The Landing, Tradition’s 600,000-square-foot retail power center, for the development of a 350,000-square-foot retail outlet mall. “Tradition Square, the 23-acre, 135,000-square-foot retail/office development that serves as the Tradition Town Center, was awarded a 2008 Merit Award in the commercial category by the Florida Chapter of the American Society of Landscape Architects. The award, presented to Core Communities and Canin Associates, the project’s landscape architect, recognizes the Square’s unique pedestrian environment and role in the community.
Tradition Hilton Head
     “Tradition Hilton Head encompasses approximately 5,400 total acres, including approximately 2,800 remaining net saleable acres, and is currently entitled for up to 9,500 residential units and 1.5 million square feet of commercial space.
     “We continue to seek to use cost effective marketing strategies to create awareness for Tradition Hilton Head. In that regard, Tradition National Golf Course was selected as the site of the first-ever College Golf Combine, an effort by UNDER ARMOUR®, the International Junior Golf Tour and the Hank Haney International Junior Golf Academy on Hilton Head Island to bring exposure to junior golfers seeking college opportunities. Two combines were held in late July/early August uniting junior golfers and college golf coaches from around the country. Additionally, Tradition Hilton Head was selected as the location of HGTV’s first “green” home and was featured prominently in the national HGTV Green Home Giveaway 2008SM special that aired on March 23, 2008. During the television special, viewers entered a contest to win a “green” home package valued at $850,000. The winner was announced during the second quarter of 2008. During the Green Home promotion, more than 10,000 people visited Tradition Hilton Head for tours, raising $94,000 for United Way of the Lowcountry.
Bluegreen Corporation
     “Bluegreen Corporation recently announced that it has signed a non-binding letter of intent for the acquisition of Bluegreen by Diamond Resorts International (“Diamond Resorts”) at a price of $15.00 per share, valuing the transaction at approximately $500 million exclusive of Bluegreen’s outstanding debt. The acquisition is subject to the completion of due diligence and the execution of definitive agreements. Diamond Resorts, based in Las Vegas, Nevada, is one of the largest vacation ownership companies in the world with 110 branded and affiliated resorts in 14 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean and Europe, more than 360,000 owners and members and more than 5,500 associates worldwide. We own approximately 9.5 million shares of Bluegreen’s outstanding common stock, and have indicated our support of the transaction at the terms stated in the letter of intent.
     “For the second quarter of 2008, Bluegreen Corporation reported net income of $3.4 million, or $0.11 per diluted share, versus $4.1 million, or $0.13 per diluted share, in the comparable period of 2007. As of June 30, 2008, the book value of Bluegreen’s common stock was $12.46 per share.
     “Woodbridge’s equity in the earnings of Bluegreen Corporation was $1.2 million for the second quarter of 2008, versus $1.4 million in the corresponding 2007 period.
Levitt and Sons
     “On June 27, 2008, Woodbridge entered into a settlement agreement (the “Settlement Agreement”) with the Debtors and the Joint Committee of Unsecured Creditors appointed in the Chapter 11 Cases associated with the Levitt and Sons bankruptcy. Pursuant to the Settlement Agreement, among other things, (i) Woodbridge has agreed to pay to the Debtors’ bankruptcy estates the sum of $12.5 million plus accrued interest from May 22, 2008 through the date of payment, (ii) Woodbridge has agreed to waive and release substantially all of the claims it has against the Debtors, including its administrative expense claims through July 2008, and (iii) the Debtors (joined by the Joint Committee of Unsecured Creditors) have agreed to waive and release any claims they may have against Woodbridge and its affiliates. The Settlement Agreement is subject to a number of conditions, including the approval of the Bankruptcy Court. There is no assurance that the Settlement Agreement will be approved or the transactions contemplated by it completed.
     “In connection with the filing of the Chapter 11 Cases, Woodbridge deconsolidated Levitt and Sons as of November 9, 2007. As a result of the deconsolidation, Woodbridge had a negative basis in its investment in Levitt and Sons because Levitt and Sons generated significant losses and intercompany liabilities in excess of its asset balances. This negative investment, “Loss in excess of investment in subsidiary”, is reflected as a single amount on the Company’s consolidated statements of financial condition as a $55.2 million liability as of June 30, 2008 and December 31, 2007. This balance was comprised of a negative investment in Levitt and Sons of $123.0 million, and outstanding advances due to Woodbridge from Levitt and Sons of $67.8 million. Included in the negative investment was approximately $15.8 million associated with deferred revenue related to intra-segment sales between Levitt and Sons and Core Communities. Upon such approval, if any, Woodbridge will make payments in accordance with the terms and conditions of the Settlement Agreement, recognize the cost of settlement and reverse the related liability into income for a net positive result of approximately $43 million.
Other Operations
     “SG&A expense for the second quarter of 2008 increased to $7.7 million from $6.9 million during the same 2007 period. The increase was mainly attributable to severance related charges due to the reductions in force associated with the bankruptcy filing of Levitt and Sons, increased professional fees associated with our interest and position taken in connection with our investment in equity securities and increased insurance expenses due to the absorption of certain of Levitt and Sons’ insurance costs. These increases were partially offset by decreased compensation, benefits and incentives expenses and decreased office related expenses.

     “Subsequent to the end of the quarter, Woodbridge filed its 2007 tax return and anticipates receiving a refund of approximately $27 million.
Woodbridge Holdings Corporation
     “During the second quarter, Woodbridge announced that John K. Grelle was appointed Chief Financial Officer and principal accounting officer of the Company. Mr. Grelle replaced Patrick M. Worsham, who had served as Acting Chief Financial Officer of the Company since January 2008. Mr. Grelle will also serve as Chief Financial Officer of BFC Financial Corporation, the Company’s controlling shareholder.”
Woodbridge Holdings Corporation Selected Financial Data (Consolidated)

•	Total cash and cash equivalents:	$125.3 million
•	Total assets:	$673.7 million
•	Debt (excluding discontinued operations):	$257.9 million
•	Shareholders’ equity:	$240.9 million
•	Shares outstanding:	96.4 million
•	Book value per share:	$2.50
Second Quarter, 2008 Compared to Second Quarter, 2007
•	Total revenues of $3.2 million versus $127.1 million

•	Net (loss) of ($8.9) million versus ($58.1) million

•	Diluted (loss) per share of ($0.09) vs. ($2.87)

•	Weighted average shares outstanding of 96.4 million versus 20.2 million
Year-to-Date, 2008 Compared to Year-To-Date, 2007
•	Total revenues of $4.1 million versus. $270.3 million

•	Net loss of ($19.4) million versus ($57.1) million

•	Diluted (loss) per share of ($0.20) versus ($2.82)

•	Weighted average shares outstanding of 96.4 million versus 20.2 million

     Woodbridge’s second quarter 2008 financial results press release and financial tables will be available on its website: www.WoodbridgeHoldings.com. To view the press release and financial tables, access the “Investor Relations” section and click on the “News Releases” navigation link.
New York Stock Exchange Notification Letter
     On August 11, 2008, Woodbridge was notified by the NYSE that it had fallen below the continued listing standard relating to minimum share price. Woodbridge intends to provide notification to the NYSE of its intent to seek to cure the deficiency and the steps it will take to attempt to do so, including the reverse stock split described in this press release. Under the New York Stock Exchange’s rules and regulations, Woodbridge’s Class A Common Stock will continue to be listed on the NYSE during the six month cure period, subject to compliance with the other continued listing requirements. Although Woodbridge hopes that it will be able to comply with the NYSE’s requirements for continued listing, there is no assurance that it will be able to do so.
About Woodbridge Holdings Corporation
Woodbridge Holdings Corporation, directly and through its wholly owned subsidiaries seeks to invest opportunistically within and outside the real estate industry. Historically, the Company’s operations were primarily within the real estate industry, however, the Company’s current business strategy includes the pursuit of opportunistic investments and acquisitions within or outside of the real estate industry, as well as the continued development of master-planned communities. Under this business strategy, the Company may not generate a constant earnings stream and the composition of the Company’s revenues may vary widely due to factors inherent in a particular investment, including the maturity of the business, market conditions and cyclicality. Net investment gains and other income that may occur are to be driven by the Company’s strategic initiatives as well as overall market conditions.

Core Communities, a wholly owned subsidiary, develops master-planned total-living community environments throughout the Southeastern United States, including its original and best known, St. Lucie West. The company’s 8,200-acre Tradition™ Florida community is home to more than 1,700 families, vibrant commercial areas and a 4.5-mile-long employment corridor. The community is also home to the Florida Center for Innovation at Tradition (FCI) Research Park, in which The Torrey Pines Institute for Molecular Studies, Mann Research Center, Martin Memorial Health Systems and Oregon Health & Science University’s Vaccine and Gene Therapy Institute have all announced plans to locate. Core is also expanding its Tradition™ brand with Tradition™ Hilton Head, an approximate 5,400-acre community planned to include 9,500 residences and 1.5 million square feet of commercial space, which features a variety of neighborhoods and housing styles, shopping and dining in Village Square, a Fitness Center & Spa and the Tommy Fazio-designed Tradition National Golf Course.
Cypress Creek Capital Holdings, LLC, a wholly owned subsidiary, is a real estate investment banking company. Cypress Creek Capital’s acquisition program focuses on existing commercial income producing properties in Florida’s growth markets. The company targets office, retail and industrial real estate.
Snapper Creek Equity Management, LLC is a wholly-owned subsidiary of Woodbridge Holdings Corporation focused on activities related to investing in and acquiring mid-market diverse operating businesses.
For further information, please visit our websites:
www.WoodbridgeHoldings.com
www.CoreCommunities.com
www.CypressCreekCapital.com
www.SnapperCreek.com
Woodbridge Holdings Corporation Contact Information:
Investor Relations:
     Leo Hinkley, SVP, Investor Relations Officer
     Phone: (954) 940-4995
     Fax: (954) 940-5320
     Email: InvestorRelations@WoodbridgeHoldings.com

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Some of the statements contained or incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seek” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties described in this report. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements. These risks are subject to change based on factors which are, in many instances, beyond the Company’s control. Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which we operate, while other factors apply directly to us. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements including: the impact of economic, competitive and other factors affecting the Company and its operations; the market for real estate in the areas where the Company has developments, including the impact of market conditions on the Company’s margins and the fair value of our real estate inventory and the potential for write-downs or impairment charges; the effects of increases in interest rates and availability of credit to buyers of our inventory; accelerated principal payments on our debt obligations due to re-margining or curtailment payment requirements; the ability to obtain financing and to renew existing credit facilities on acceptable terms, if at all; the Company’s ability to access additional capital on acceptable terms, if at all; the risk that we may require to adjust the carrying value of our investment in Bluegreen and incur an impairment charge in future periods; the risk that the Bluegreen acquisition transaction may not be consummated under the proposed terms, if at all; equity risks associated with a decline in the trading prices of our equity securities; the risks and uncertainties inherent in bankruptcy proceedings and the inability to predict the effect of Levitt and Sons’ reorganization and/or liquidation process on Woodbridge Holdings Corporation and its results of operation and financial condition, including the risk that the previously announcement settlement will not be approved or consummated and the risk that creditors of Levitt and Sons may be successful in asserting claims against Woodbridge Holdings Corporation; the Company’s ability to implement its business plan to pursue opportunistic acquisitions and investments successfully, if at all, or produce results which justify their costs and the risk that no gain from such investments will be realized; the risk that the volatility in the trading price of equity securities held will result in adjustments of shareholder equity; the risks associated with the Company’s compliance with the continued listing requirements of the New York Stock Exchange; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond the Company’s control and the Company cautions that the foregoing factors are not exclusive. Further, while the Company intends to effect the reverse stock split as soon as practicable, subject to market and other customary conditions, there is no assurance that the reverse stock split will be consummated or Woodbridge Holdings Corporation’s Class A common stock will be eligible for continued listing on the NYSE Additional information concerning the potential risk factors that could affect Woodbridge Holdings C orporation’s future performance are described in the Company’s periodic reports filed with the SEC, which may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.WoodbridgeHoldings.com.

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